                                                                      Exhibit 99

                           [ALLEN TELECOM LETTERHEAD]

[ALLEN TELECOM LOGO]
NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


                     ALLEN TELECOM ANNOUNCES FOURTH QUARTER
                  AND FULL YEAR 2002 SALES AND EARNINGS RESULTS


         BEACHWOOD, OHIO, February 6, 2003 - Allen Telecom Inc. (NYSE: ALN) today reported its financial results for the fourth quarter and full year ended December 31, 2002. Sales for the fourth quarter 2002 were $128.3 million, an increase of 43.1% compared to $89.6 million in the fourth quarter of 2001 and up 20.0% sequentially when compared to third quarter 2002 sales of $107.0 million. Earnings in the fourth quarter of 2002 of $0.20 per common share, excluding restructuring charges of $0.05 per common share and the cumulative effect of a previously announced accounting change related to a non-cash goodwill impairment charge of $0.11 per common share, compared favorably to a loss of $0.07 per common share before restructuring charges of $0.05 in the fourth quarter of 2001. Reported earnings per common share on a GAAP basis, before the effect of the accounting change in 2002, but including restructuring charges in both years, were $0.15 per common share in the fourth quarter of 2002, as compared to a reported loss of $0.12 per common share in the fourth quarter of 2001.

         Reported sales for the full year 2002 increased 5.7% to $417.0 million, as compared to full year 2001 sales of $394.6 million. Earnings per common share for the year 2002 were $0.21, excluding restructuring charges of $0.07 per share and the effect of the accounting change for goodwill impairment of $0.11 per common share, as compared to a loss of $0.01 per common share for the full year 2001 excluding restructuring charges of $0.05 per common share. Reported earnings per share on a GAAP basis for the year 2002 before the effect of the goodwill accounting change, but including the restructuring charges of $0.07 per common share, were $0.14 per common share as compared to reported earnings per common share for the year 2001 of a loss of $0.06 per common share, which include a restructuring charge of $0.05 per common share.

         Allen Telecom's order backlog increased 15.0% sequentially from $122.0 million at September 30, 2002 to $140.4 million at December 31, 2002 and increased 13.7% from December 31, 2001. The increase in backlog as of December 31, 2002 is largely the result of an increase in the Company's geolocation backlog, which was $87.1 million at year-end December 31, 2002, an increase of 50.6% from the third quarter ended September 30, 2002, and up 78.8% from December 31, 2001, offset, in part, by reductions in backlog for most of the Company's other product lines.

         The Company's balance sheet and working capital position continued to improve in the fourth quarter of 2002. Substantial cash generation from operations increased the cash balance by $15.2 million in the fourth quarter as compared to the quarter ended September 30, 2002. In addition, total debt outstanding was reduced by $10.5 million to $76.6 million at December 31, 2002, as compared to the outstanding debt at September 30, 2002. Inventories were reduced by $8.6 million during the fourth quarter of 2002 as compared to the quarter ended September 30, 2002. Receivables increased 10.4% based on stronger sales in the fourth quarter 2002, but Days Sales Outstanding (DSO) improved from 82 days at the end of the third quarter 2002 to 75 days at the end of the fourth quarter 2002. These improvements reflect the strong emphasis placed on cost reduction, working capital improvement and strengthening the balance sheet.

         The analysis of the Company's goodwill, as required for the first time in 2002 by the new Statement of Financial Accounting Standards No. 142, resulted in a $3.4 million non-cash charge, or $0.11 per common share, primarily related to goodwill in the Company's Decibel Products division of the Base Station and Mobile Antennas product line. This charge does not affect the Company's cash flow or future operations.

         Robert G. Paul, President and Chief Executive Officer of Allen Telecom Inc. stated, "We have made significant progress in achieving our goals of reducing expenses, lowering our cost of production, improving our balance sheet and working capital position and, most importantly, generating profits. During 2002 we implemented cost reductions totaling approximately $16 million, we raised or generated over $108 million in cash (including the net proceeds from our convertible preferred stock offering of $46.8 million), we have substantially reduced our long-term debt from $140.5 million at the beginning of 2002 to $63.3 million at the end of the fourth quarter and we have improved our cash balances from $16.4 million to $48.4 million over the same time period. Furthermore, based on sales growth, cost reductions and a favorable product mix, gross profit margins have improved from 23.6% in the first quarter of 2002 to 25.8% in the fourth quarter of 2002.

         "This has been a difficult time for the telecommunications industry in general and the wireless infrastructure industry in particular. The industry continues to face declining capital expenditures by wireless carriers in many parts of the world and a delay of UMTS, or third generation, networks in Europe. At the same time, subscribers and minutes of use continue to grow on an overall basis, straining the capacity limits of the existing networks. We are pleased to be among the few participants in our industry showing growth in revenues and profits in a most difficult year. While we cannot predict the exact timing of a turnaround in the telecommunications industry, we believe we are extremely well positioned to benefit from the strengthening in our industry when it occurs.

         "Despite the general slowdown in the growth of the telecommunications industry, the performance of our Geolocation Products has been outstanding. Sales of this product line have increased from $7.8 million during 2001 to $88.7 million during 2002. We made the decision to invest in E911 technology in 1996 based on the 1994 Federal Communications Commission order requiring that a wireless Enhanced 911 system be developed and deployed to locate mobile handsets placing emergency calls in the United States. We currently have orders from nine customers and have installed geolocation systems in 58 markets in 25 states.

         "Looking forward, we expect first quarter sales to be between $110 and $117 million based on our expectations for continued strong sales in our Geolocation Products line, partially offset by the usual first quarter seasonal slowdown in a number of our other product lines. Earnings per common share in the first quarter are expected to be between $0.15 and $0.20 per common share before restructuring charges. It is too early to comment on a specific outlook for the full year with any degree of confidence, but we expect the year 2003 to represent a very significant improvement over 2002."

         Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. FOREM supplies sophisticated filters, duplexers, combiners, amplifiers and microwave radios to an array of OEM customers. MIKOM focuses on providing indoor and outdoor repeaters, in-building multi-band optical repeater systems and other products that enhance both the coverage and the capacity of a wireless system. Tekmar Sistemi provides integrated low power fiber optic and cable distributed antenna systems for indoor coverage systems. Decibel Products and Antenna Specialists manufacture land based and mobile antennas in frequency bands that cover all of the traditional wireless networks and third generation (3G) air interfaces. Grayson Wireless supplies network-based wireless caller geolocation systems for E911 and value added services, as well as measurement and signal processing systems for testing the performance of a wireless network. Comsearch offers program management, network planning, engineering, development and installation of wireless networks worldwide.

         Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future performance and financial results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company include, among others, the cost, success and timetable for new product development, including, for example, products for 3G, E911 and power amplification; the cost and outcome of pending litigation, including, for example, a lawsuit filed by a competitor in the E911 geolocation business claiming infringement by the Company of intellectual property rights; the health and economic stability of the world and national markets; the cost and availability of capital and financing to the Company and its customers; loss or bankruptcy of one or more of the Company's customers, which could adversely affect the Company's ability to collect its accounts receivable; the uncertain timing and level of purchases of both current products and those under development for current and prospective customers of the Company's products and services; the effective realization of inventory and other working capital assets to cash; the impact of competitive products and pricing in the Company's markets; the impact of changes in the market value of pension fund assets held by the Company's defined benefit pension plans; the ability of the Company to generate future profits or to implement other tax planning strategies needed to utilize the Company's tax loss carry forwards in the U.S. and Europe; the changes in business conditions and/or changes in assumptions, which could result in goodwill impairment charges; the impact of U.S. and foreign government legislative/regulatory actions, including, for example, the scope and timing of E911 geolocation requirements in the U.S. markets and spectrum availability and licensing for new wireless applications; the impact of future business conditions on the Company's ability to meet terms and conditions of the Company's borrowing agreements; the cost, timing and availability of personnel, facilities, materials and vendors required for the Company's current and future products; and, whether and when backlog will be converted to customer sales. Allen Telecom Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q may contain additional details concerning these factors.

FOR FURTHER INFORMATION CONTACT:            DIANNE B. MCCORMICK

                                            Director, Investor Relations
                                            (216) 765-5855 (phone)
                                            (216) 765-0375 (fax)
                                            Dianne_McCormick@allentele.com

                               ALLEN TELECOM INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Amounts in Thousands, Except Per Share Data)

                                                                                              Year Ended
                                                                 THREE MONTHS ENDED           December 31,
                                                                    December 31,
                                                              ----------------------     ---------------------
                                                                  2002        2001         2002         2001
                                                                  ----        ----         ----         ----
                                                                    (Unaudited)
SALES                                                         $ 128,302    $  89,645    $ 416,975    $ 394,601

Cost of sales (Note 1)                                          (95,241)     (69,843)    (314,891)    (296,342)
                                                              ---------    ---------    ---------    ---------

Gross profit                                                     33,061       19,802      102,084       98,259

Operating expenses:
   Selling, general and administrative expenses (Note 1)        (16,533)     (14,559)     (58,386)     (56,776)
   Research and development and product engineering
         costs (Note 1)                                          (6,526)      (6,108)     (26,031)     (26,086)
   Amortization of goodwill (Note 2)                                  -       (1,966)           -       (7,901)
                                                              ---------    ---------    ---------    ---------

Operating income (loss)                                          10,002       (2,831)      17,667        7,496

Net interest expense                                             (1,267)      (2,767)      (7,001)     (10,247)
                                                              ---------    ---------    ---------    ---------

Income (loss) before taxes and minority interest                  8,735       (5,598)      10,666       (2,751)

(Provision) benefit for income taxes                             (3,097)       2,183       (3,773)       1,073
                                                              ---------    ---------    ---------    ---------

                                                                  5,638       (3,415)       6,893       (1,678)
INCOME (LOSS) BEFORE MINORITY INTEREST

Minority interest                                                   (42)         (29)        (101)        (145)
                                                              ---------    ---------    ---------    ---------

Income (loss) before cumulative effect of accounting
     change                                                       5,596       (3,444)       6,792       (1,823)

Cumulative effect of change in accounting for goodwill
     (Note 2)                                                    (3,397)           -       (3,397)           -
                                                              ---------    ---------    ---------    ---------

Net income (loss)                                                 2,199       (3,444)       3,395       (1,823)

Dividends on preferred stock                                       (968)           -       (2,540)           -
                                                              ---------    ---------    ---------    ---------

Income (loss) applicable to common shareholders               $   1,231    $  (3,444)   $     855    $  (1,823)
                                                              =========    =========    =========    =========

INCOME (LOSS) PER COMMON SHARE, basic and diluted:

     Income (loss) before cumulative effect of accounting
          change                                              $     .15    $    (.12)   $     .14    $    (.06)

     Cumulative effect of change in accounting for goodwill        (.11)           -         (.11)           -
                                                              ---------    ---------    ---------    ---------

     Net Income (loss)                                        $     .04    $    (.12)   $     .03    $    (.06)
                                                              =========    =========    =========    =========

     Weighted average shares outstanding:
           Basic                                                 30,480       28,450       30,410       28,090
           Diluted                                               30,600       28,450       30,460       28,090


                               ALLEN TELECOM INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)

                                                        December 31,    December 31,
                                                           2002            2001
                                                        ------------    ------------
ASSETS
Cash and equivalents                                     $ 48,420        $ 16,368
Receivables                                               105,463          92,291
Inventories                                               100,474         124,026
Other current assets                                       28,569          25,245
                                                         --------        --------
             Total current assets                         282,926         257,930

Fixed assets                                               38,214          41,290
Goodwill (Note 2)                                         139,126         140,995
Other assets                                               69,011          71,741
                                                         --------        --------
         TOTAL ASSETS                                    $529,277        $511,956
                                                         ========        ========

LIABILITIES
Notes payable and current maturities of long-term
     obligations                                         $ 13,277        $ 12,318
Accounts payable                                           54,003          40,355
Accrued expenses                                           36,192          27,827
Income taxes                                               14,600          14,633
                                                         --------        --------
            Total current liabilities                     118,072          95,133

Long-term debt                                             63,323         140,530
Other liabilities                                          23,628          17,936
                                                         --------        --------
         TOTAL LIABILITIES                                205,023         253,599

REDEEMABLE CONVERTIBLE PREFERRED STOCK                     50,000               -

STOCKHOLDERS' EQUITY                                      274,254         258,357
                                                         --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $529,277        $511,956
                                                         ========        ========

         Note 1: In 2002, the Company incurred restructuring charges in connection with headcount reductions at several of its businesses, discontinuation of certain products, particularly relating to its base station and mobile antenna product line, and additional facility costs related to closing its manufacturing operation in Nevada.

In the fourth quarter 2001, the Company recognized a restructuring charge with respect to the closing and consolidation of the Company's U.S. base station subsystem and components parts manufacturing facility in Nevada into the newly acquired Bartley manufacturing facility in Massachusetts.

A summary of such restructuring charges and impact on the reported results of operations is as follows (amounts in thousands except per common share data):


                                                                        Three Months Ended                 Year Ended
                                                                            December 31,                   December 31,
                                                                    ----------------------------    ----------------------------
                                                                        2002            2001            2002            2001
                                                                    ------------    ------------    ------------    ------------
         Income (loss) before cumulative effect of
            accounting change - GAAP basis                          $      5,596    $     (3,444)   $      6,792    $     (1,823)
                                                                    ------------    ------------    ------------    ------------

         Restructuring costs charged to:
            Cost of sales                                                  1,217             997           1,217             997
            Selling, general and administrative expenses                     553           1,308           1,523           1,308
            Research and development costs                                   200              --             200              --
                                                                    ------------    ------------    ------------    ------------
         Pretax restructuring charges                                      1,970           2,305           2,940           2,305
         Income tax benefit                                                 (370)           (870)           (730)           (870)
                                                                    ------------    ------------    ------------    ------------
         Net restructuring charges                                         1,600           1,435           2,210           1,435
                                                                    ------------    ------------    ------------    ------------
         Proforma income (loss) before restructuring
            charges                                                 $      7,196    $     (2,009)   $      9,002    $       (388)
                                                                    ------------    ------------    ------------    ------------

         Income (loss) per common share (basic and diluted):
         Income (loss) before cumulative effect of
            accounting change - GAAP basis                          $        .15    $       (.12)   $        .14    $       (.06)
         Net effect of restructuring charges                                 .05             .05             .07             .05
                                                                    ------------    ------------    ------------    ------------
         Proforma income (loss) per common share
            before restructuring charges                            $        .20    $       (.07)   $        .21    $       (.01)
                                                                    ------------    ------------    ------------    ------------

         Note 2: Effective January 1, 2002, the Company implemented the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." This Statement changed the accounting for goodwill from an amortization method to an impairment only approach; accordingly, the company ceased amortizing goodwill beginning in 2002. This change improved the reported Income (Loss) Per Common Share by approximately $.07 and $.28 per common share (basic and diluted) for the three months and year ended December 31, 2002, respectively.

In the fourth quarter of 2002, the Company completed its initial evaluation of goodwill pursuant to the impairment requirements of the aforementioned Statement No. 142. As a result of this evaluation, the Company has determined that with respect to $32,663,000 of goodwill at December 31, 2001 related to the Decibel Products portion of its base station and mobile antennas product line there was an impairment. The Company has recorded a charge of $3,397,000, $.11 per common share, with respect to this goodwill.

         The following supplemental information is presented, on a proforma basis, for the consolidated results of operations for 2002 and 2001, adjusted to exclude the impact of the cumulative effect of the change in accounting for goodwill in 2002 and amortization of goodwill in 2001 (amounts in thousands except per common share data):

                                                                    Three Months Ended                  Year Ended
                                                                        December 31,                    December 31,
                                                               -----------------------------    -----------------------------
                                                                    2002           2001             2002             2001
                                                               -------------   -------------    -------------   -------------
         Reported net income (loss)                            $       2,199   $      (3,444)   $       3,395   $      (1,823)
         Add back cumulative change in accounting
            for goodwill                                               3,397              --            3,397              --
         Add back goodwill amortization (net of related
            income taxes)                                                 --           1,957               --           7,865
                                                               -------------   -------------    -------------   -------------
         Proforma net income (loss)                            $       5,596   $      (1,487)   $       6,792   $       6,042
                                                               -------------   -------------    -------------   -------------
         Reported income (loss) per common share
            (basic and diluted)                                $         .04   $        (.12)   $         .03   $        (.06)
         Effect of cumulative change in accounting
            for goodwill                                                 .11              --              .11              --
         Effect of goodwill amortization                                  --             .07               --             .28
                                                               -------------   -------------    -------------   -------------
         Proforma income (loss) per common share               $         .15   $        (.05)   $         .14   $         .22
                                                               -------------   -------------    -------------   -------------

         Note 3: Segment information for the Company is as follows (amounts in thousands):

                                                                     Three Months Ended                  Year Ended
                                                                        December 31,                    December 31,
                                                               ------------------------------    ------------------------------
                                                                   2002             2001             2002              2001
                                                               -------------    -------------    -------------    -------------
    Sales to external customers:
       Wireless communications equipment:
         Base station subsystems and components                $      37,334    $      30,799    $     143,255    $     182,964
         Repeater and in-building coverage products                   26,393           27,773           94,200           94,523
         Base station and mobile antennas                             18,200           21,413           75,209           88,218
         Geolocation products                                         42,777            5,491           88,657            7,846
                                                               -------------    -------------    -------------    -------------
            Total wireless communications equipment                  124,704           85,476          401,321          373,551
       Wireless engineering and consulting services                    3,598            4,169           15,654           21,050
                                                               -------------    -------------    -------------    -------------
            Total sales                                        $     128,302    $      89,645    $     416,975    $     394,601
                                                               -------------    -------------    -------------    -------------
    Results of  operations:
       Wireless communications equipment                       $      12,318    $         928    $      26,013    $      21,159
       Wireless engineering and consulting services                     (178)            (190)            (958)           1,025
                                                               -------------    -------------    -------------    -------------
                                                                      12,140              738           25,055           22,184
       Goodwill amortization (Note 2)                                     --           (1,966)              --           (7,901)
       General corporate expenses                                     (2,138)          (1,603)          (7,388)          (6,787)
                                                               -------------    -------------    -------------    -------------
            Operating income (loss)                            $      10,002    $      (2,831)   $      17,667    $       7,496
                                                               -------------    -------------    -------------    -------------